BMC Stock Holdings, Inc. Appoints Cheemin Bo-Linn to its Board of Directors

Raleigh, NC – May 17, 2019 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products, services and innovative solutions in the U.S. residential construction market, today announced the appointment of Cheemin Bo-Linn, EdD to the Company’s Board of Directors, effective immediately. With this appointment, the BMC Board expands to 11 directors.

Dr. Bo-Linn, 65, currently serves as President and Chief Executive Officer of Peritus Partners, Inc., an international consulting firm focused on assisting companies in cyber security resolution, information technology and digital marketing. Earlier in her career, she served as a Vice President at IBM where she was responsible for a multi-billion dollar global business in IT infrastructure, software and enterprise storage focused on the distribution and industrial sector. Prior to her current role at Peritus Partners, she served as Chief Marketing Officer, Chief Revenue Officer and President of small to mid-size growth companies. Dr. Bo-Linn currently serves on the Board of Directors and as Chair of the Audit Committee of a leading cloud software company. She holds a Doctorate in Education focused on “Computer-based Management Information Systems and Organizational Change” from the University of Houston.

“We are very pleased to welcome Dr. Bo-Linn to our Board and look forward to her contributions,” stated David Bullock, Chairman of BMC’s Board of Directors. “Dr. Bo-Linn brings more than 20 years of experience in technology and digital operations, including expertise in cyber security. Combined with her corporate leadership and board experience, as well as her strong understanding of distribution businesses, Dr. Bo-Linn’s expertise will be a valuable addition to the Board as we continue to execute our stated strategy.”

“I am honored to have the opportunity to join the BMC Board of Directors,” said Dr. Bo-Linn. “BMC has differentiated itself in the building products space through its outstanding products, excellent customer service and innovation such as its eBusiness platform. I look forward to supporting the Company as it continues to develop innovative solutions for its customers and execute on its growth strategies to drive shareholder value for years to come.”

Dr. Bo-Linn was also recently recognized as one of the “Top 50” directors in the United States by the National Association of Corporate Directors (NACD). This recognition is part of NACD’s 2019 Directorship 100™, which highlights the top 50 most influential and high performing directors who serve on a public company board and as an independent chair of a public company board committee.

About BMC Stock Holdings, Inc.
With $3.7 billion in 2018 net sales, BMC is a leading provider of diversified building products, services and innovative solutions to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Raleigh, North Carolina, the Company’s comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 19 states, principally in the South and West regions.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228